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                                                                    Exhibit 10.1



                        Employment Agreement dated as of
                     May 14, 1997 by and between PC411, Inc.
                 (the "Company") and Dean Eaker (the "Employee")
                 -----------------------------------------------


         The Company and the Employee agree to the Employee's employment by the Company on the following terms:

         1. EMPLOYMENT: TERM.

         The Company will employ the Employee, and the Employee will work for the Company, as its President and Chief Executive Officer ("CEO"), for a term commencing on May 14, 1997 and, unless sooner terminated in accordance with the provisions of Section 11, terminating on June 30, 1998 (the "Initial Term"). The Initial Term shall be extended for successive one-year periods (the "Additional Terms") unless terminated at the end of the Initial Term or any Additional Term by either party upon ninety (90) days' prior written notice given to the other party (the Initial Term and any Additional Terms shall be referred to as the "Employment Period").

         2. DUTIES.

         During the Employment Period, the Employee shall serve as the President and CEO of the Company and perform such duties as shall, from time to time, be reasonably delegated or assigned to the Employee by the Board of Directors of the Company consistent with his position. Thus, the Employee shall: (i) expend substantially all of his working time for the Company; (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities known by Employee to be detrimental to the best interests of the Company and/or any affiliate thereof. During the Employment Period, the Employee shall be permitted to operate his affiliate, Electronic Pictures Corp., provided that the operation thereof will not: (i) violate any law or any provision hereof; (ii) limit the Company's or its affiliate's activities; (iii) create any conflict between the Employees fiduciary obligations to the Company and its affiliates; or (iv) materially interfere with the performance of the Employee's duties hereunder. The Employee's duties and job location will be carried out from offices in Connecticut or New York.

         3. COMPENSATION.

         3.1 In consideration for the services to be performed by the Employee for the Company during the Employment Period, the Company shall compensate Employee at an initial annual base salary of $180,000 ("Base Salary"), payable in accordance with the Company's standard payroll practices. The amount of the Base Salary shall be subject to review at the end of each calendar year and may be increased (any such



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increase effective as of the following January 1), but not decreased, at the
Company's sole discretion.

         3.2 During the Employment Period, Employee shall also be entitled to an incentive bonus based on each calendar year or portion thereof in an amount equal to a percentage of Base Salary earned and paid during such calendar year, and calculated in accordance with performance goals, to be determined annually by the Employee and the Board of Directors. The percentage of Base Salary and the performance goals for the first calendar year of the Employment Period shall be determined as soon as practicable following commencement of this Agreement, provided, the parties hereto shall exert their best efforts to make such determination by September 30, 1997.

         4. BENEFITS AND REIMBURSEMENT OF EXPENSES.

         4.1 Employee shall receive all benefits and fringes, if any, made available to other employees and officers of the Company to the full extent of Employee's eligibility, including medical, dental, life insurance and disability insurance benefits and pension and other similar plans, provided that the Employee shall be provided with life insurance at least equal to $500,000 (provided he is insurable at standard rates).

         4.2 The Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purposes, the Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies. Employee shall be entitled to a monthly automobile allowance of $550 per month.

         4.3 Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then applicable policy for executive employees, provided that the Employee shall not be entitled to less than four
(4) weeks paid vacation in each full contract year.

         5. INVENTIONS AND PATENTS.

         5.1 The Employee will promptly and fully disclose to the Company, or any of its designees, any and all improvements, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee's employment (whether or not during normal working hours) that are related to or useful in the actual or anticipated business of the Company or any of its subsidiaries, or result from tasks assigned Employee by the Company or its subsidiaries, or result from use of premises or equipment owned, leased, or contracted for by the Company or its subsidiaries (all said improvements,


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inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions"). All such Inventions shall be the sole property of the Company, its successors, assigns and nominees, and Employee hereby assigns to the Company, without further compensation, all rights, title and interest in and to such Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

         5.2 The Employee hereby assigns to the Company, without further compensation, all of his interest as of the date hereof in the proposed joint venture known as "American Web Station" (formerly known as "Time and Space Inc.") between the Employee (and/or an affiliate thereof) and Hawthorne Communications, Inc.

         5.3 Except as listed on Annex A attached to this Agreement, Employee will not assert any rights to any Inventions as having been made or acquired by Employee prior to being employed by the Company, or since then, and not otherwise covered by the terms of this Agreement. Employee shall not be obligated to assign any Invention that may be wholly conceived by him after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention shall involve the utilization of confidential information or Proprietary Information (as defined herein) obtained while in the employ of the Company. Employee shall not be obligated to assign any Invention that relates to or would be useful in any business or activities in which the Company or any subsidiary thereof is engaged if such Invention was conceived and reduced to practice by Employee prior to his employment with the Company, provided that all such Inventions are listed on the attached Annex A.

         5.4 The Employee will keep and maintain adequate and current written records of all Inventions (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

         5.5 The Employee will assist the Company in obtaining and enforcing patents, copyrights and other forms of legal protection of such Inventions in any country. Upon request, the Employee will execute all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Inventions fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. If the Company is unable, after reasonable effort, to secure Employee's signature on any patent, copyright or other analogous protection relating to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates


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and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

         5.6 Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are being created at the instance of the Company and are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable and unconditional assignment by Employee to the Company of all of his right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works in perpetuity.

         5.7 The Employee understands that certain obligations under this
Section 5 will continue after the termination of his employment with the Company and that during the Employment Period Employee will perform his obligations under this Section 5 without further payment of any kind, except for reimbursement of expenses incurred at the request of the Company. The Employee further understands that if he is not employed by the Company as an employee at the time he is requested to perform any obligations under this Section 5, he shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

         6. PROPRIETARY INFORMATION.

         6.1 The Employee recognizes that his relationship with the Company is one of high trust and confidence by reason of his access to and contact with the trade secrets and confidential and proprietary information of the Company and any subsidiaries of the Company. Except as may be otherwise required by law, the Employee will not at any time, either during his employment with the Company or thereafter, disclose to others, or use for his own benefit or the benefit of others, any Inventions or any confidential, proprietary or secret information owned, possessed or used by the Company and any subsidiaries of the Company (collectively, "Proprietary Information"). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists.




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         6.2 The Employee's undertakings and obligations under this Section 6 will not apply, however, to any Proprietary Information which: (i) is or becomes in the public domain through no action on his part, (ii) is generally disclosed to unrelated third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company or its designees.

         6.3 Upon termination of employment with the Company or at any other time upon request, the Employee will promptly deliver to the Company at its expense all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in his possession or under his control, whether prepared by him or others, which contain Proprietary Information. The Employee acknowledges that this material is the sole property of the Company.

         7. ABSENCE OF RESTRICTIONS UPON DISCLOSURE AND COMPETITION.

         7.1 The Employee represents that, except as has been disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employers or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from such competing, directly or indirectly, with the business of such previous employer or any other party.

         7.2 The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

         8. COVENANT NOT TO COMPETE.

         (a) Unless otherwise approved by the Board of Directors in writing, during the period specified in subsection (b) below, the Employee shall not directly engage (whether for compensation or without compensation) in any business activity, other than Electronic Pictures Corporation as provided in
Section 2 hereof, either as an individual proprietor, partner, stockholder, officer, employee, director, consultant or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), which competes with any business conducted by the Company or any of its subsidiaries at any time during the period of his employment with the Company.

         (b) The restrictions specified in subsection (a) above shall be applicable during the period Employee is employed by the Company and for a period of one year thereafter.



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         (c) The restrictions set forth in this Section 8 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

         (d) It shall not be considered a competitive activity within the meaning of subsection (a) above for the Employee to be a member of the faculty or staff of a university, college or other educational institution, and to undertake all activities which are normally associated with such positions.

         9. COVENANT NOT TO SOLICIT EMPLOYEES.

         Unless otherwise approved by the Board of Directors in writing, the Employee shall not at any time, during or for a period of one year after his employment by the Company, recruit or otherwise solicit or induce any employee of the Company or any of its subsidiaries to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries.

         10. INJUNCTIVE RELIEF.

         Employee acknowledges and agrees that, in the event he shall violate any provisions of Sections 6 through 9, the Company will be without an adequate remedy at law and, accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.

         11. TERMINATION.

         11.1 Employee's employment shall automatically be terminated upon the death of the Employee or Employee's voluntarily leaving the employ of the Company and, in addition, Employee's employment may be terminated, at the sole discretion of the Company, and without recourse by the Employee, upon the occurrence of either of the following events:

                  (a) in the event of the Employee's disability as set forth in
         Section 11.2 below, but only upon fourteen (14) days' prior written notice from the Company to the Employee;


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                  (b) in the event that the Board of Directors determines in writing that there is cause for immediate termination, which shall mean that the Board of Directors determines either (i) Employee has failed to perform material duties as an employee and officer of the Company following receipt of a written notice from the Board of Directors, which identifies the manner in which the Employee has failed to perform duties; (ii) Employee has failed to follow any reasonable policies or directives of the Board of Directors after having received written notice from the Board of Directors that the Employee is not following such policies or directions, and Employee fails to cure such failure within 10 business days of such notice; (iii) Employee has engaged in willful, malicious or bad faith conduct materially detrimental to the Company; (iv) Employee has been convicted of any felony; or (v) Employee has materially breached this Agreement.

         11.2 Employee shall be deemed disabled if, in the reasonable opinion of the Board of Directors of the Company, as confirmed by competent medical advice, he shall become physically or mentally unable to perform his duties for the Company and such incapacity shall have continued for any period of ninety (90) consecutive days.

         11.3 In the event the Company terminates the Employee's employment for any reason other than in accordance with Section 11.1 or in the event of non-renewal of the Employment Period by the Company pursuant to Section 1, then the Company shall pay to the Employee all amounts earned by the Employee pursuant to Section 3 together with any reimbursable amount pursuant to Section 4, plus, provided he signs a release of all claims arising out of his employment with the Company or termination thereof (other than his right to indemnification, which shall survive) in such form as reasonably requested by the Company, severance pay equal to the amount of Base Salary he would have received if he was employed for six months after termination of the Employment Period. Such severance shall be paid in six (6) equal monthly installments, subject to any required withholding, beginning on the first day of the month immediately following the Employee's execution of the aforesaid release, provided, however, that on such date the Employee is in compliance with and thereafter he continues to comply with any and all material provisions that survive the termination of this Agreement. The Company and its affiliated entities shall have no other obligations to the Employee.

                  (a) For purposes of this Section 11.3, in the event the Employee shall resign from his employment with the Company subsequent to any materially adverse change in his title, nature of duties, powers or responsibilities or employee benefits or a relocation of his primary place of employment from New York or Connecticut or other material breach of this Agreement by the Company, such resignation shall be deemed to be a termination of employment by the Company other than in accordance with Section 11.1.


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                  (b) The Employee shall be under no obligation to mitigate the amount of any payment provided for under this Section 11.3 by seeking other employment or otherwise nor shall such amount be offset by any compensation which the Employee may receive from future employment or otherwise.

         12. SERVICE AS DIRECTOR.

         During the Employment Period, the Employee shall, if elected or appointed, serve as a Director of the Company and/or any affiliate of the Company without receipt of any additional compensation therefor unless otherwise provided by the Board of Directors.

         13. STOCK OPTIONS.

         On or before the date of this Agreement, the Company shall have granted to Employee options under the PC411, Inc. 1997 Stock Option Plan (the "1997 Plan") to purchase 364,000 shares of the Company's common stock at $4.40 per share (the "Options"). The Options are intended to constitute Incentive Stock Options (as defined in the 1997 Plan) only to the extent the aggregate Fair Market Value (as defined in the 1997 Plan), as of the date of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time during any calendar year does not exceed $100,000 or such other amount as specified in Section 422 of the Internal Revenue Code of 1986, as amended. All other Options will be Nonqualified Stock Options (as defined in the 1997 Plan). Subject to the terms and conditions of the 1997 Plan, one third of such options are exercisable upon the consummation of the Company's initial public offering (the "IPO") and one third thereof are exercisable on each of the first and second anniversaries of the IPO, provided the Employee is employed by the Company on such dates. Employee may exercise the Options through a cashless exercise method. As soon as it is practicable, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8, Form S-3 or other applicable form to register under the Securities Act of 1933, as amended, the shares of Common Stock issuable to the Employee upon exercise of the Options and the resale thereof by him. In the event New Valley Corporation disposes of any of its shares in the Company, the Company will use its best efforts to take all necessary actions to permit Employee, if he so elects, to dispose of a proportionate percentage of his shares in the Company (or shares he could acquire upon the exercise of his vested options) on the same terms and conditions of those that apply to New Valley Corporation.

         14. ASSIGNMENT.

         This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold,




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transferred, assigned, pledged or hypothecated. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged, irrespective of whether or not the Company is the surviving entity of such merger, or which acquires all of the outstanding shares of the Company's capital stock, or all of substantially all of the assets of the Company, provided, however, any such assignment shall be valid only so long as Company or its successor is not relieved of any obligation hereunder and so long as the assignee assumes the Company's obligations hereunder. To the extent permitted by law, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee.

         15. NOTICES.

         Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Employee, at 67 Stonehedge Drive South, Greenwich, CT 06831; and (ii) if to the Company, at PC411, Inc., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Chief Financial Officer, or at such other address as either party shall designate by written notice to the other party.

         16. GOVERNING LAW.

         This Agreement shall be governed by and enforced in accordance with the laws of the State of New York. Any dispute or controversy with respect to this Agreement, other than injunctive relief under Section 10, shall be submitted to arbitration, in New York City, with the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties hereto and may be entered in any court having jurisdiction. The prevailing party in such arbitration proceeding shall be entitled to full reimbursement of the fees, costs and expenses incurred therein.

         17. WAIVER.

         The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not part of this Agreement.



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         18. INDEMNIFICATION.

         The Employee shall be entitled to be indemnified by the Company for his actions as an officer, director, employee, agent or fiduciary of the Company or its affiliated entities to the fullest extent permitted by applicable law and shall have legal fees and other expenses paid to him in advance of final disposition of a proceeding provided he executes an undertaking to repay such amounts if, and to the extent, required to do so by applicable law. The Company shall cover the Employee under any directors and officers liability insurance policy to the same extent as its other senior officers.

         19. ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties with respect to the Employee's employment by the Company and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement.

         20. LOCK-UP AGREEMENT(S).

         With respect to any future sale of securities of the Company, the Employee will execute such lock-up agreement(s) as may be required by an underwriter, the NASD, the Securities and Exchange Commission and any state "blue sky" regulators provided, however, that the terms and conditions of such lock-up agreement(s) must be substantially the same in all material respects with any lock-up agreement(s) signed by other officers, directors, and stockholders of the Company.

         Executed as an Agreement as of May 14, 1997.


                                              PC411, INC.


/s/ DEAN R. EAKER                             /s/ ROBERT M. LUNDGREN
---------------------------                   ---------------------------------
Dean R. Eaker                                 Robert M. Lundgren
                                              Vice President and
                                                Chief Financial Officer




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                                     ANNEX A

                        Employment Agreement dated as of
                     May 14, 1997 by and between PC411, Inc.
                 (the "Company") and Dean Eaker (the "Employee")
                 -----------------------------------------------



         The Employee represents that he has indicated on this Annex all Inventions (as defined in the Agreement) in which he owned any right or interest prior to his employment with the Company. The Employee agrees that any present or future Inventions not listed in this Annex are subject to assignment under the Agreement.


          Brief Description                     Right, Title or Interest
            of Inventions                          and Date Acquired
          -----------------                     ------------------------


         Employee hereby represents that the following relationships of Electronic Pictures Corp. as well as his activities relating thereto will not interfere nor otherwise pose a conflict with any of his ongoing duties, obligations or responsibilities at the Company:

         - Developing Strategic Alliances for Immersion Corporation (a small technology company that has a 3D digitizing product called Microscribe-3D).

         - Developing Strategic Alliances for Digits N' Arts (a small Canadian 3D software company).

         - Consulting and/or representing many digital artists and generally promoting and evangelizing Digital Art as a mass medium art form.





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